The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   Subject to Completion. Dated March 5, 2008

PROSPECTUS SUPPLEMENT
(To prospectus dated June 21, 2004)

                                       $

                                  [LOGO]PSE&G
                     Public Service Electric and Gas Company

                       First and Refunding Mortgage Bonds
                     Floating Rate Series B due March , 2010

                                   ----------

      We will pay interest on the New Bonds quarterly on each March , June , September and December , beginning June , 2008. The per annum interest rate on the New Bonds for each interest period will be reset and payable quarterly based
on three-month LIBOR plus         %.

      The New Bonds are redeemable prior to maturity at our option beginning on September , 2008, in whole at any time or in part from time to time on any interest payment date, in each case at a redemption price equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption. The New Bonds are also subject to mandatory redemption in certain circumstances.

      The New Bonds will be a series of our secured First and Refunding Mortgage Bonds. The New Bonds will be issued only in registered form in denominations of $1,000 and any integral multiple thereof.

      Investing in the New Bonds involves risks. See "Risk Factors" beginning on page S-3 of this prospectus supplement and on page 6 of the accompanying prospectus.

                                   ----------

                                                        Per Note        Total
                                                        --------      ---------

Public Offering Price ...............................         %       $
Underwriting Discount ...............................         %       $
Proceeds, before expenses, to
  Public Service Electric and Gas Company ...........         %       $

                                   ----------

      Accrued interest on the New Bonds from March , 2008 will be added to the public offering price set forth above if settlement occurs after that date.

                                   ----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

      The underwriters expect to deliver the New Bonds in book-entry only form
through the facilities of The Depository Trust Company on or about March   ,
2008.

                                Barclays Capital

                                   Co-Managers

Mizuho Securities USA Inc.                                   UBS Investment Bank

            The date of this prospectus supplement is March , 2008.

      You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus required to be filed with the Securities and Exchange Commission. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

      You should assume that the information appearing in this prospectus supplement, the accompanying prospectus or any such free writing prospectus is only accurate as of the respective dates on the front of the applicable document. Our business, financial condition, results of operations and prospects may have changed since such dates.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

                              Prospectus Supplement

Forward-Looking Statements ..............................................    S-3
Risk Factors ............................................................    S-3
Use of Proceeds .........................................................    S-4
Description of the New Bonds ............................................    S-4
Underwriting ............................................................    S-7

                                   Prospectus

About this Prospectus ...................................................      3
Where You Can Find More Information .....................................      3
Forward-Looking Statements ..............................................      5
Risk Factors ............................................................      6
Public Service Electric and Gas Company .................................      8
Use of Proceeds .........................................................      8
Description of the Mortgage Bonds .......................................      8
Description of the Secured Medium-Term Notes ............................     14
Description of the Pledged Bond .........................................     21
Plan of Distribution ....................................................     21
Legal Opinions ..........................................................     23
Experts .................................................................     24

                           FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the documents incorporated by reference or deemed to be incorporated by reference herein, include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this prospectus supplement and the documents incorporated by reference or deemed to be incorporated by reference into this prospectus supplement are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used herein, the words "anticipate," "intend," "estimate," "believe," "expect," "plan," "hypothetical," "potential," "forecast," "project," variations of such words and similar expressions are intended to identify forward-looking statements. Factors that may cause actual results to differ are often presented with the forward-looking statements themselves. Other factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us or incorporated by reference herein are discussed in our Annual Report on Form 10-K for the Year Ended December 31, 2007 ("Form 10-K") and in other filings we make with the United States Securities and Exchange Commission (the "SEC"). These factors include, but are not limited to:

      o Adverse changes in energy industry, policies and regulation, including market rules that may adversely affect our operating results.

      o Any inability of our energy transmission and distribution businesses to obtain adequate and timely rate relief and/or regulatory approvals from federal and/or state regulators.

      o Changes in federal and/or state environmental regulations that could increase our costs or limit operations.

      o     Any deterioration in our credit quality.

      o Any inability to realize anticipated tax benefits or retain tax credits.

      o Delays or cost escalations in our construction and development activities.

      o Adverse capital market performance of our defined benefit plan trust funds.

      Additional information concerning these factors are set forth under Item 1A. Risk Factors of our Form 10-K.

      All of the forward-looking statements included or incorporated by reference herein are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by management will be realized, or even if realized, will have the expected consequences to, or effects on, us or our business prospects, financial condition or results of operations. Readers are cautioned not to place undue reliance on these forward-looking statements in making any investment decision. Forward-looking statements included or incorporated by reference herein only apply as of the date of this prospectus supplement, the accompanying prospectus or, in the case of documents incorporated by reference, the dates of those documents, as applicable. Except as may be required by the federal securities laws, we undertake no obligation to update those statements in the future.

                                  RISK FACTORS

      Your investment in the New Bonds (as defined below) involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters (including the risk factors described in our Form 10-K and in the accompanying prospectus), the following discussion of risks, before deciding whether an investment in the New Bonds is suitable for you. The New Bonds are not an appropriate investment for you if you are unsophisticated with respect to their significant components.

Redemption May Adversely Affect Your Return on the New Bonds

      The New Bonds are redeemable under certain conditions. See "Description of the New Bonds -- Redemption Provisions." As a result, your New Bonds may be selected for redemption at times when prevailing interest rates are relatively low. In such cases, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as your New Bonds being redeemed.

There May Not Be Any Trading Market for Your New Bonds; Many Factors Affect the Trading and Market Value of Your New Bonds

      Upon issuance, your New Bonds will not have an established trading market. We cannot assure you a trading market for your New Bonds will ever develop or be maintained if it does develop. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, your New Bonds. These factors include:

      o the method of calculating the principal and interest in respect of your New Bonds;

      o     the time remaining to the maturity of your New Bonds;

      o     the outstanding amount of New Bonds;

      o     the redemption features of your New Bonds; and

      o the level, direction and volatility of market interest rates generally.

      There may be a limited number of buyers when you decide to sell your New Bonds. This may affect the price you receive for the New Bonds or your ability to sell the New Bonds when desired or at all. In addition, New Bonds that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility than those not so designed. You should not purchase New Bonds unless you understand and know you can bear all of the investment risks involving your New Bonds.

                                 USE OF PROCEEDS

      We will apply the net proceeds from the sale of the New Bonds, expected to be approximately $ million, to reduce short-term debt and for other general corporate purposes. At February 29, 2008, the Company had approximately $208 million of short-term debt with a weighted average interest rate of 3.475% and a weighted average maturity of 29 days.

                          DESCRIPTION OF THE NEW BONDS

      Set forth below is a description of the specific terms of the First and Refunding Mortgage Bonds, Floating Rate Series B due March , 2010 (the "New Bonds"). This description supplements, and should be read together with, the description of the general terms and provisions of Mortgage Bonds set forth in the accompanying prospectus under the caption "Description of the Mortgage Bonds." The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture dated as of August 1, 1924, as amended and supplemented by the supplemental indentures now in effect, and the new supplemental indenture to be dated as of March 1, 2008 (collectively, the "Mortgage"), between us and US Bank, National Association, as trustee (the "Trustee").

General

      The New Bonds will be issued as a series of Mortgage Bonds under the Mortgage. The New Bonds will be limited in aggregate principal amount to $ ,000,000.

      The entire principal amount of the New Bonds will mature and become due and payable, together with any accrued and unpaid interest thereon, on March , 2010, unless redeemed prior to such date as described under "--Redemption Provisions". The New Bonds are not subject to any sinking fund provision. The New Bonds are available for purchase in denominations of $1,000 and any integral multiple thereof.

Interest

      Each New Bond shall bear interest from the date of original issuance, payable quarterly in arrears on March , June , September and December , to the person in whose name such New Bond is registered at the close of business on the 15th calendar day prior to such payment date. The initial interest payment date is June , 2008. The amount of interest payable for any Interest Period (as defined below) will be computed on the basis of the actual number of days elapsed over a 360-day year. If any interest payment date would otherwise be a day that is not a Business Day (as defined below), the interest payment date will be postponed to the next succeeding Business Day unless such Business Day falls in the next succeeding calendar month, in which case the interest payment date will be the immediately preceding Business Day. Interest on the New

Bonds will be paid to but excluding the relevant interest payment date. If the stated maturity date or any earlier date of redemption would otherwise be a day that is not a Business Day, the stated maturity date or earlier date of redemption, as the case may be, will be the next succeeding Business Day, and no additional interest shall accrue as a result of such delayed payment.

      The New Bonds will bear interest for each Interest Period at a per annum rate, calculated by the Calculation Agent, equal to LIBOR on the Interest Determination Date (as defined below) for such Interest Period plus 0. %, subject to the maximum interest rate permitted by New Jersey law, as such law may be modified by United States law of general application. Promptly upon such determination, the Calculation Agent will notify the Company and the Trustee, if the Trustee is not then serving as the Calculation Agent, of the interest rate for the new Interest Period. The interest rate determined by the Calculation Agent, absent manifest error, shall be binding and conclusive upon us, the beneficial owners and holders of the New Bonds and the Trustee.

      LIBOR for any Interest Determination Date will be the offered rate for deposits in U.S. dollars having an index maturity of three months for a period commencing on the second London Business Day (as defined below) immediately following such Interest Determination Date in amounts of not less than $1,000,000, as such rate appears on Reuters Page LIBOR01 (as defined below) at approximately 11:00 a.m., London time, on such Interest Determination Date (the "Reported Rate"). If, on an Interest Determination Date, such rate does not appear on Reuters Page LIBOR01 as of 11:00 a.m., London time, or if Reuters Page LIBOR01 is not available on such date, the Calculation Agent will obtain such rate from Bloomberg L.P.'s page "BBAM."

      If the following circumstances exist on any Interest Determination Date, the Calculation Agent shall determine "LIBOR" for the New Bonds as follows:

            (1) In the event no Reported Rate appears on Reuters Page LIBOR01 or Bloomberg L.P. page BBAM as of approximately 11:00 a.m., London time, on such Interest Determination Date, the Calculation Agent shall request the principal London offices of each of four major banks in the London interbank market selected by the Calculation Agent (after consultation with us) to provide a quotation (the "Rate Quotation") at which three month U.S. dollar deposits in amounts of not less than U.S. $1,000,000 are offered by it to prime banks in the London interbank market, as of approximately 11:00 a.m., London time, on such Interest Determination Date, that is representative of a single transaction at such time (the "Representative Amounts"). If at least two Rate Quotations are provided, LIBOR for such Interest Determination Date will be the arithmetic mean of the Rate Quotations obtained by the Calculation Agent.

            (2) In the event no Reported Rate appears on Reuters Page LIBOR01 or Bloomberg L.P. page BBAM as of approximately 11:00 a.m., London time, on such Interest Determination Date and there are fewer than two Rate Quotations provided as contemplated in clause (1) above, LIBOR for such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date, by three major banks in New York City selected by the Calculation Agent (after consultation with us), for loans in Representative Amounts in U.S. dollars to leading European banks, having an index maturity of three months for a period commencing on the second London Business Day immediately following such Interest Determination Date; provided, however, that if fewer than three banks selected by the Calculation Agent are quoting such rates, LIBOR for such Interest Determination Date will be the same as LIBOR in effect for the Interest Period in which such Interest Determination Date falls (or, if none, shall be the offered rate for deposits in U.S. dollars that appears on the most recent London Business Day preceding the Interest Determination Date for such Interest Period for which the rate was displayed on Reuters Page LIBOR01 or Bloomberg L.P. page BBAM with respect to deposits commencing on the second London Business Day following that date).

      All percentages resulting from any calculation of any interest rate for the New Bonds shall be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one millionths of a percentage point rounded upward and all dollar amounts shall be rounded to the nearest cent, with one-half cent being rounded upward.

      Upon the request of a holder of the New Bonds, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

Certain Definitions

      The following definitions apply to the New Bonds.

      "Business Day" means a day, other than a Saturday or Sunday, (i) on which banks in New York, New York are not required or authorized by law, regulation or executive order to close, (ii) which is also a London Business Day and (iii) on which the Trustee's corporate trust office is not closed for business.

      "Calculation Agent" means US Bank, National Association, or its successor appointed by us, acting as calculation agent.

      "Interest Determination Date" means the second London Business Day immediately preceding the first day of the relevant Interest Period.

      "Interest Period" means the period commencing on an interest payment date for the New Bonds (or, with respect to the initial Interest Period only, commencing on the issue date for the New Bonds) and ending on the day before the next succeeding interest payment date for the New Bonds.

      "London Business Day" means a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

      "Reuters Page LIBOR01" means the display designated on page LIBOR01 by Reuters Group plc (or such other page as may replace the LIBOR01 page on that service (or any successor service) or such other service as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Redemption Provisions

      We shall have the right to redeem the New Bonds prior to maturity beginning on September , 2008, in whole at any time or in part from time to time on any interest payment date, upon not less than 30 nor more than 40 days' written notice, at a redemption price (the "Redemption Price") equal to 100% of the principal amount to be redeemed plus any accrued and unpaid interest to the date of redemption (the "Redemption Date"). Notwithstanding the foregoing, interest due on any Redemption Date shall be payable to the persons in whose names the New Bonds are registered on the 15th calendar day prior to such Redemption Date.

      If notice of redemption is given as aforesaid, the New Bonds so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price and from and after such date (unless we shall default in the payment of the Redemption Price) such New Bonds shall cease to bear interest and shall cease to be outstanding.

      In certain cases described under "Description of the Mortgage Bonds--Release and Substitution of Property" in the accompanying prospectus, the New Bonds will be subject to mandatory redemption prior to maturity at any time on not less than 30 days notice by mail (provided there are no Mortgage Bonds that can be purchased or redeemed at a lower price and provided any such redemption is pro rata with all other Mortgage Bonds with the same redemption price) by the application of proceeds of released property or certain other money held by the Trustee upon payment of 100% of the principal amount thereof together with accrued interest to the date fixed for redemption; provided, however, that interest payable on New Bonds with respect to an interest payment date that falls on or before a redemption date shall be made to the holder of such New Bonds on the record date related to such interest payment date.

      Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we or our affiliates may, at any time and from time to time, purchase outstanding New Bonds by tender, in the open market or by private agreement.

Book-Entry Only Issuance--The Depository Trust Company

      The Depository Trust Company ("DTC") will act as the initial securities depositary for the New Bonds. The New Bonds will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global New Bond certificates will be issued, representing in the aggregate the total principal amount of New Bonds, and will be deposited with DTC. See "Description of the Mortgage Bonds -- Book-Entry Mortgage Bonds" in the accompanying prospectus.

                                  UNDERWRITING

      Subject to the terms and conditions set forth in the underwriting agreement dated the date hereof, we have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase from us, the aggregate principal amount of New Bonds set forth opposite the name of such underwriter:

                                                                      Principal
      Underwriters                                                      Amount
      ------------                                                   -----------
      Barclays Capital Inc. .........................                $
      Mizuho Securities USA Inc. ....................
      UBS Securities LLC ............................
                                                                     -----------
                                                                     $  ,000,000
                                                                     ===========

      The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the New Bonds are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The underwriters are obligated to take and pay for all the New Bonds if any are taken.

      The underwriters propose initially to offer all or part of the New Bonds to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0. % of the principal amount of the New Bonds. The underwriters
may allow, and such dealers may reallow, a discount not in excess of 0.     %
of the principal amount of the New Bonds. After the initial public offering, the public offering price, concession and discount may be changed.

      The underwriting discount to be paid by us to the underwriters with this
offering will be       % per New Bond, for a total of $       . In addition, we
estimate that we will incur other offering expenses of approximately $325,000.

      In order to facilitate the offering of the New Bonds, the underwriters or their affiliates may engage in transactions that stabilize, maintain or otherwise affect the price of the New Bonds. Specifically, the underwriters or their affiliates may over-allot in connection with this offering, creating short positions in the New Bonds for their own account. In addition, to cover over-allotments or to stabilize the price of the New Bonds, the underwriters or their affiliates may bid for, and purchase, New Bonds in the open market. Finally, the underwriters or their affiliates may reclaim selling concessions allowed to a dealer for distributing New Bonds in this offering, if the underwriters or their affiliates repurchase previously distributed New Bonds in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the New Bonds above independent market levels. The underwriters or their affiliates are not required to engage in these activities, and may end any of these activities at any time.

      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the New Bonds. In addition, neither we nor the underwriters make any representation that such transactions will be engaged in or that such transactions, once commenced, will not be discontinued without notice to holders of New Bonds.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments required to be made in respect thereof.

      The underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us or our affiliates.

      The New Bonds will not have an established trading market when issued. There can be no assurance that a secondary market for the New Bonds will develop or, if one develops, be maintained. It is not anticipated that the New Bonds will be listed on any securities exchange.

      We expect that delivery of the New Bonds will be made against payment therefor on or about March , 2008. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise at the time of the transaction. Accordingly, purchasers who wish to trade the New Bonds at any time prior to three business days before March , 2008 will be required, by virtue of the fact that the New Bonds initially will settle on March , 2008, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

PROSPECTUS

Public Service Electric and Gas Company
80 Park Plaza, P.O. Box 570
Newark, New Jersey 07101-0570
(973) 430-7000

                                 $2,500,000,000

                                  [LOGO]PSE&G

                              First and Refunding
                                 Mortgage Bonds
                           Secured Medium-Term Notes

                                   ----------

      We may offer from time to time, together or separately, one or more series of our First and Refunding Mortgage Bonds and/or Secured Medium-Term Notes.

      When a particular series of First and Refunding Mortgage Bonds or Secured Medium-Term Notes is offered, we will prepare a prospectus supplement setting forth the particular terms of the offered Securities. You should read this prospectus and any prospectus supplement carefully before you make any decision to invest in any Securities that may be offered.

      The aggregate initial public offering price of all securities which may be sold under this prospectus shall not exceed $2,500,000,000 less the aggregate initial public offering price of any securities that are sold under a separate prospectus which also constitutes a part of the registration statement of which this prospectus constitutes a part.

      This prospectus may not be used to consummate sales of the securities without the delivery of one or more prospectus or pricing supplements.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

      Investing in our First and Refunding Mortgage Bonds or our Secured Medium-Term Notes involves risks. You should carefully review "Risk Factors" beginning on page 6 of this prospectus.

                  The date of this prospectus is June 21, 2004.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

About this Prospectus .....................................................    3

Where you Can Find More Information .......................................    3

Forward-Looking Statements ................................................    5

Risk Factors ..............................................................    6

Public Service Electric and Gas Company ...................................    8

Use of Proceeds ...........................................................    8

Description of the Mortgage Bonds .........................................    8

Description of the Secured Medium-Term Notes ..............................   14

Description of the Pledged Bond ...........................................   21

Plan of Distribution ......................................................   21

Legal Opinions ............................................................   23

Experts ...................................................................   24

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus or combinations thereof in one or more offerings of one or more series. The aggregate principal amount of securities that we may offer under this prospectus is $2,500,000,000 less the aggregate initial public offering price of any securities that are sold under a separate prospectus filed with the same registration statement.

      This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

      In this prospectus, unless the context indicates otherwise, the words and terms "PSE&G," "Company," "we," "our," "ours" and "us" refer to Public Service Electric and Gas Company and its consolidated subsidiaries.

      We may use this prospectus to offer from time to time:

      o our First and Refunding Mortgage Bonds (we refer to these Bonds and other Bonds issued or issuable under the Mortgage as "Mortgage Bonds"); or

      o     our Secured Medium-Term Notes.

      We sometimes refer to our First and Refunding Mortgage Bonds and our Secured Medium-Term Notes that may be offered under this prospectus collectively as the "Securities."

      We believe that we have included or incorporated by reference all information material to investors in this prospectus, but certain details that may be important for specific investment purposes have not been included. To see more detail, you should read the exhibits filed with or incorporated by reference into the registration statement.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports and other information with the SEC. Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov, as well as at our web site at www.pseg.com. You may read and copy any material on file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

      You may also inspect these documents at the New York Stock Exchange, Inc. (the "New York Stock Exchange") where certain of our securities are listed.

      The SEC allows us to "incorporate by reference" documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference or deemed incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will be deemed to automatically update and supersede this incorporated information. We incorporate by reference the information in the documents listed below that has been filed with the SEC and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the termination of any particular offering of Securities.

      o     Our Annual Report on Form 10-K for the year ended December 31, 2003.

      o     Our Quarterly Report on Form 10-Q for the quarter ended March 31,
            2004.

      o     Our Current Reports on Form 8-K dated February 2, 2004 and April 29,
            2004.

      You can get a free copy of any of the documents incorporated by reference in this prospectus by making an oral or written request directed to:

                          Director, Investor Relations
                            PSEG Services Corporation
                            80 Park Plaza, 6th Floor
                                Newark, NJ 07102
                            Telephone (973) 430-6564

      You should rely only on the information contained or incorporated by reference or deemed to be incorporated by reference in this prospectus or in the prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not rely on any other information or representations. Our results of operations, financial condition, business and prospects may change after this prospectus and the prospectus supplement are distributed to you. You should not assume that the information in this prospectus and the prospectus supplement is accurate as of any date other than the dates on the front of those documents. You should read all information supplementing this prospectus.

                           FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference or deemed to be incorporated by reference herein, include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus and the documents incorporated by reference or deemed to be incorporated by reference herein that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. When used herein or in documents incorporated by reference or deemed to be incorporated by reference, the words "will," "anticipate," "intend," "estimate," "believe," "expect," "plan," "hypothetical," "potential," "forecast," "project," variations of such words and similar expressions are intended to identify forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. However, actual results and developments may differ materially from our expectations and predictions due to a number of risks and uncertainties, many of which are beyond our control. The following review of factors should not be construed as exhaustive:

      o significant risk factors and considerations discussed in this prospectus;

      o     ability to obtain adequate and timely rate relief;

      o credit, commodity, interest rate, counterparty and other financial market risks;

      o     liquidity and the ability to access capital and credit markets;

      o acquisitions, divestitures, mergers, restructurings or strategic initiatives that change our structure;

      o     business combinations among competitors and major customers;

      o     general economic conditions, including inflation;

      o     regulatory issues that significantly impact operations;

      o changes to accounting standards or accounting principles generally accepted in the United States (U.S.), which may require adjustments to financial statements;

      o     changes in tax laws and regulations;

      o     energy obligations, available supply and trading risks;

      o     adverse weather conditions that significantly impact operations;

      o     changes in the electric industry including changes to power pools;

      o changes in the number of market participants and the risk profiles of such participants;

      o regulation and availability of power transmission facilities that impact our ability to deliver output to customers;

      o     growth in costs and expenses;

      o     the impact of environmental regulation on operations;

      o changes in rates of return on overall debt and equity markets that could adversely impact the value of pension assets;

      o changes in political conditions, recession, acts of war or terrorism;

      o     availability of insurance coverage at commercially reasonable rates;

      o involvement in lawsuits, including liability claims and commercial disputes;

      o     inability to attract and retain management and other key employees;

      o ability to service debt as a result of any of the aforementioned events; and

      o     effectiveness of risk management and internal controls systems.

      Consequently, all of the forward-looking statements made in this prospectus or in the documents incorporated by reference or deemed to be incorporated by reference herein are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business, prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding our First and Refunding Mortgage Bonds or Secured Medium-Term Notes, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances. The forward-looking statements contained in this prospectus and the documents incorporated by reference or deemed to be incorporated by reference into this prospectus are intended to qualify for the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act.

                                  RISK FACTORS

      In addition to the information, including risk factors, contained in the documents incorporated by reference or elsewhere in this prospectus, prospective investors should carefully consider the risks described below before making a decision to purchase Securities. Such factors could have a material adverse effect on our business, prospects, financial condition, results of operations or net cash flows. Such factors could affect actual results and cause such results to differ materially from those expressed in any forward-looking statements made by us or on our behalf.

Failure to Obtain Adequate and Timely Rate Relief Could Negatively Impact Our Business

      As a public utility, our rates are regulated by the New Jersey Board of Public Utilities (the "BPU") and the Federal Energy Regulatory Commission ("FERC"). These rates are designed to recover our operating expenses and allow us to earn a fair return on our rate base, which primarily consists of our property, plant and equipment less various adjustments. These rates include our electric and gas tariff rates that are subject to regulation by the BPU as well as our transmission rates that are subject to regulation by FERC. Our base rates are set by the BPU for electric distribution and gas distribution and are effective until the time a new rate case is brought to the BPU. These base rate cases generally take place every few years. Limited categories of costs are recovered through adjustment charges that are periodically reset to reflect actual costs. If these costs exceed the amount included in our adjustment charges, there will be a negative impact on earnings or cash flows.

      If our operating expenses, other than costs recovered through adjustment charges, exceed the amount included in our base rates and in our FERC jurisdictional rates, there will be a negative impact on our earnings or operating cash flows.

Deregulation and the Unbundling of Energy Supplies and Services and the Establishment of a Competitive Energy Marketplace May Have an Adverse Impact on Our Business

      As a result of deregulation and the unbundling of energy supplies and services, the gas and electric retail markets are now open to competition from self-generation or various other suppliers. Increased competition from these companies could reduce the quantity of our retail sales and have a negative impact on our earnings or cash flows.

An Inability to Raise Capital on Favorable Terms to Refinance Existing Indebtedness or to Fund Capital Commitments May Have an Adverse Impact on Our Business

      Our capital is provided by equity contributions from our parent, Public Service Enterprise Group Incorporated ("PSEG"), internally-generated cash flows and borrowings from third parties. In order to meet our capital requirements, we require continued access to the capital or credit markets on acceptable terms.

      Our current or future capital structure, operating performance or financial condition may not permit us to access the capital or credit markets or to obtain other financing at the times, in the amounts and on the terms necessary or advisable for us to successfully carry out our business strategy or to service our indebtedness or satisfy maturities.

Changes in Economic and Energy Consumption Growth Rates May Have an Adverse Impact on Our Business

      Our regulated rates are designed to recover our operating expenses and earn a fair return on our rate base. These rates are based on forecasted consumption over the period covered by the base rate cases. A decrease in actual consumption could have a negative impact on our earnings and cash flows. Economic conditions generally affect the amount of energy consumption.

Environmental Regulation May Limit Our Operations

      We are required to comply with numerous statutes, regulations and ordinances relating to the safety and health of employees and the public, the protection of the environment and land use. These statutes, regulations and ordinances are constantly changing. While we believe that we have obtained all material environmental-related approvals required as of the date hereof to own and operate our facilities or that such approvals have been applied for and will be issued in a timely manner, we may incur significant additional costs because of compliance with these requirements. Failure to comply with environmental statutes, regulations and ordinances could have a material effect on us, including potential civil or criminal liability and the imposition of clean-up liens or fines and expenditures of funds to bring our facilities into compliance.

      We may not be able to:

      o obtain all required environmental approvals that we do not yet have or that may be required in the future;

      o obtain any necessary modifications to existing environmental approvals;

      o maintain compliance with all applicable environmental laws, regulations and approvals; or

      o     recover any resulting costs through future rates.

      Delay in obtaining or failure to obtain and maintain in full force and effect any such environmental approvals, or delay or failure to satisfy any applicable environmental legal or regulatory requirements, could prevent construction of new facilities or operation of our existing facilities and could result in significant additional cost or loss of income.

Insurance Coverage May Not Be Sufficient

      We have insurance for our facilities, including all-risk property damage insurance and commercial general public liability insurance, in amounts and with deductibles that we consider appropriate. Such insurance coverage may not be available for any specific occurrence and may not be available in the future on commercially reasonable terms and the insurance proceeds received for any loss of or any damage to any of our facilities may not be sufficient to permit us to replace or repair those facilities or to continue to make payments on our debt. Additionally, certain properties that we own may not be insured in the event of terrorist activity.

Recession, Acts of War or Terrorism Could Have an Adverse Impact on Our Business

      The consequences of a prolonged recession and adverse market conditions may include the continued uncertainty of energy prices and volatility within the capital and commodity markets. We cannot predict the impact of any continued economic slowdown or fluctuating energy prices; however, such impact could have a material adverse effect on our financial condition, results of operations and net cash flows.

      Like other operators of major industrial facilities, our fuel storage facilities and transmission and distribution facilities may be targets of terrorist activities that could result in disruption of our ability to distribute some portion of our energy products. Any such disruption could result in a significant decrease in revenues and/or significant additional costs to repair, which could have a material adverse impact on our financial condition, results of operation and net cash flows.

Acquisition, Construction and Development Activities May Not Be Successful

      We may seek to acquire, develop and construct new energy projects or refurbish existing facilities, the completion of any of which is subject to substantial risk. These activities require significant lead-time and the expenditure of significant sums for preliminary engineering, permitting, fuel supply, legal and other development expenses before we can establish whether a project is feasible.

      The construction, expansion or refurbishment of a transmission or distribution facility may involve:

      o     equipment and material supply interruptions;

      o     labor disputes;

      o     unforeseen engineering environmental and geological problems; and

      o     unanticipated cost overruns.

      The proceeds of any insurance, vendor warranties or performance guarantees may not be adequate to cover lost revenues, increased expenses or payments of liquidated damages. We may not be able to obtain access to the substantial debt and equity capital required to acquire, develop or construct new projects or to modify or refurbish existing facilities as may be required to service anticipated future customer demand. Furthermore, future customer demand may be less than anticipated and may not support the related costs.

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY

      We are an operating public utility company engaged principally in the transportation, distribution and sale of electric energy and gas service in New Jersey. We currently supply electric energy and gas service in areas of New Jersey where approximately 5.5 million people, about 70% of the State's population, reside. Our electric and gas service area is a corridor of approximately 2,600 square miles running diagonally across New Jersey from Bergen County in the northeast to an area below the City of Camden in the southwest. The greater portion of this area is served with both electricity and gas, but some parts are served with electricity only and other parts with gas only. As of December 31, 2003, we provided service to approximately 2.0 million electric customers and approximately 1.6 million gas customers. This heavily populated, commercialized and industrialized territory encompasses most of New Jersey's largest municipalities, including its six largest cities--Newark, Jersey City, Paterson, Elizabeth, Trenton and Camden--in addition to approximately 300 suburban and rural communities. This service territory contains a diversified mix of commerce and industry, including major facilities of many corporations of national prominence. Our load requirements are almost evenly split among residential, commercial and industrial customers. We believe that we have all the franchises (including consents) necessary for our electric and gas distribution operations in the territory we serve. Such franchise rights are not exclusive.

      We are a New Jersey corporation and all of our common stock is owned by PSEG. Our principal office is located at 80 Park Plaza, Newark, New Jersey 07102 and our telephone number is 973-430-7000.

Consolidated Ratios of Earnings to Fixed Charges

      Our consolidated ratios of earnings to fixed charges for each of the periods indicated are as follows:

                                                                            Years Ended December 31,
                                               Three Months Ended   ------------------------------------------
                                                 March 31, 2004      2003     2002     2001     2000     1999
                                               ------------------   ------   ------   ------   ------   ------
Ratios of Earnings to Fixed Charges.........         3.28x           1.96x    1.78x    1.70x    3.22x    3.63x

      You can obtain additional information about us in the reports and other documents incorporated by reference in this prospectus. See "Where You Can Find More Information."

                                 USE OF PROCEEDS

      Unless we state otherwise in the prospectus supplement, net proceeds from the sale of the Mortgage Bonds and Secured Medium-Term Notes will be added to our general funds and will be used for general corporate purposes, including the redemption or refunding of our outstanding indebtedness.

                        DESCRIPTION OF THE MORTGAGE BONDS

      The Mortgage Bonds are to be issued under and secured by the indenture dated August 1, 1924, between us and Wachovia Bank, National Association (formerly Fidelity Union Trust Company), as Trustee (the "Mortgage Trustee"), as amended and supplemented by the one hundred supplemental indentures now in effect and, for each series of such mortgage bonds, a new supplemental indenture to be dated the first day of the month in which such series of the Mortgage Bonds are issued (the "New Supplements"). The indenture, supplemental indentures and the form of supplemental indenture are hereinafter collectively called the

"Mortgage" and are filed as Exhibits 4-1 through 4-101 to the Registration Statement. The following statement includes brief summaries of certain provisions of the Mortgage. For a complete statement of such provisions, reference is made to the above-mentioned Exhibits and to the particular Articles and Sections of the Mortgage. A copy of the Mortgage, including a proposed New Supplement, may be inspected at the office of the Mortgage Trustee at 21 South Street, Morristown, New Jersey or at the office of the SEC, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549.

      Mortgage Bonds will be issuable only in fully registered form in denominations of $1,000 and any multiple thereof. Mortgage Bonds will be transferable, and the several denominations thereof will be exchangeable for Mortgage Bonds of other authorized denominations, upon compliance with the applicable provisions of the Mortgage. No service charge will be made for any such transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

      The Mortgage does not contain any covenant or other provision that specifically is intended to afford holders of the Mortgage Bonds protection in the event of a highly leveraged or similar transaction.

Interest, Maturity and Payment

      See the prospectus supplement.


Redemption

      See the prospectus supplement.

Lien and Security

      Mortgage Bonds sold pursuant to this prospectus will be secured by the lien of the Mortgage equally and proportionately with all other Mortgage Bonds. The Mortgage is a first lien on all of our property and franchises now owned or hereafter acquired (except cash, accounts and bills receivable, merchandise bought, sold or manufactured for sale in the ordinary course of business, stocks, bonds or other corporate obligations or securities, other than those now or hereafter specifically pledged thereunder, not acquired with the proceeds of Mortgage Bonds) (the effectiveness of the after-acquired property clause being subject to certain possible exceptions under New Jersey law which we do not regard as of practical importance), subject only (i) to liens for taxes, assessments and governmental charges and other liens, encumbrances and rights, none of which liens, encumbrances or rights, in our opinion, materially affects the use of the mortgaged property or the value thereof as security for the Mortgage Bonds, (ii) to the lien of the Mortgage Trustee for compensation, expenses and indemnity to which it may be entitled under the Mortgage and (iii) as to after-acquired property, to encumbrances, if any, existing thereon at the time of acquisition.

      Under New Jersey law, the State of New Jersey owns in fee simple for the benefit of the public schools all lands now or formerly flowed by the tide up to the mean high-water line, unless it has made a valid conveyance of its interest in such property. In 1981, because of uncertainties raised as to possible claims of State ownership, the New Jersey Constitution was amended to provide that lands formerly tidal-flowed, but which were not then tidal-flowed at any time for a period of forty years, where not subject to State claims unless the State specifically defined and asserted a claim within the one-year period ending November 2, 1982. As a result, the state published maps of the eastern (Atlantic) coast of New Jersey depicting claims to portions of many properties, including certain properties we own. We believe that we have good title to such properties and will vigorously defend our title, or will obtain such grants from the State as may ultimately be required. The cost to acquire any such grants may be covered by title insurance policies. Assuming that all of such State claims were determined adversely to us, they would relate to land, which, together with the improvements thereon, would amount to less than 1.0% of our net plant in service. No maps depicting State claims to property owned by us on the western (Delaware River) side of New Jersey were published with the one-year period mandated by the Constitutional Amendment. Nevertheless, we believe that we have obtained all necessary grants from the State for our improved properties along the Delaware River.

      The after-acquired property clause may not be effective as to property acquired subsequent to the filing of a petition with respect to us under the Federal Bankruptcy Code.

      Our property subject to the lien of the Mortgage consists principally of our transmission lines, distribution lines, switching stations and substations and our gas production plants and gas distribution facilities, and includes our undivided interests as a tenant in common without right of partition in jointly-owned gas production facilities and electric transmission lines.

Issuance of Mortgage Bonds

      Mortgage Bonds may be authenticated and delivered in a principal amount not exceeding 60% of the cost or fair value to us (whichever is less) of additions or permanent improvements to the mortgaged property within 250 miles of Newark, New Jersey, after deducting the cost of property permanently abandoned and the difference between the cost and the net amount realized on the sale of property sold at a price to net less than half of its cost; but only if our unconsolidated net earnings (before income taxes, amortization of debt discount and expense and fixed charges), for twelve consecutive months within the fifteen months preceding the application for the authentication of such additional Mortgage Bonds, shall have been at least twice our fixed charges, including interest on the Mortgage Bonds applied for. As of December 31, 2003, additions or improvements against which Mortgage Bonds may be authenticated amounted to approximately $1.5 billion. The principal amount of additional Mortgage Bonds which may be issued on account of the acquisition of property subject to prior liens is that amount which might be issued if there were no such liens, less the principal amount of obligations secured by such liens and not then deposited with the Mortgage Trustee.

      Mortgage Bonds may also be authenticated and delivered under the Mortgage from time to time, in a principal amount equal to the principal amount of Mortgage Bonds (excluding Mortgage Bonds retired through a sinking fund or by the application of the proceeds of released property) or certain prior debt bonds purchased, paid, refunded or retired by us and deposited with the Mortgage Trustee, upon such deposit.

      Mortgage Bonds may also be issued:

      o in a principal amount not exceeding the amount of cash deposited by us with the Mortgage Trustee, to be subsequently withdrawn on account of additions or improvements or as otherwise permitted by the Mortgage, upon compliance with the conditions which, at the time of withdrawal, would authorize the authentication of Mortgage Bonds in an amount equal to the cash withdrawn; or

      o in a principal amount not exceeding the principal amount of matured or maturing Mortgage Bonds or prior debt bonds, to provide for the payment or purchase thereof, within 12 months before maturity (including a maturity resulting from a call for redemption) or at or after maturity, provided that cash equal to the principal amount of the Mortgage Bonds so issued is simultaneously deposited with the Mortgage Trustee in exchange therefor.

      All new Mortgage Bonds will be issued under one of the above provisions.

Maintenance and Depreciation Provisions

      We must maintain the useful physical property subject to the Mortgage in good and businesslike working order and condition and make all needful and proper repairs, replacements and improvements thereto. We must also maintain a reserve for renewals and replacements, reasonable according to the current standard practice of gas and electric utility companies or as approved or fixed by the BPU.

      The New Supplements will contain no maintenance provisions with respect to new Mortgage Bonds.

Dividend Restrictions

      So long as there remain outstanding any Mortgage Bonds (other than the Bonds of the 5% Series due 2037 and the 8% Series due 2037), we may not pay any dividend on our common stock other than dividends payable in such stock, or make any other distribution thereon or purchase or otherwise acquire for value any such stock, if such action would reduce our earned surplus below $10,000,000 less all amounts on our books on December 31, 1948, which shall have been thereafter required to be removed therefrom by charges to earned surplus pursuant to any order or rule of any regulatory body thereafter entered.

Amendment of Mortgage

      The Mortgage may be modified by us and the Mortgage Trustee with the consent of the holders of 85% in principal amount of the Mortgage Bonds then outstanding (as defined in the Mortgage for such purposes), including, if the modification affects less than all series of Mortgage Bonds outstanding, the holders of 85% in principal amount of the outstanding Mortgage Bonds of each series affected. No such change, however, may alter the interest rate, redemption price or date, maturity date, or amount payable at maturity of any outstanding Mortgage Bond or conflict with the Trust Indenture Act of 1939 as then in effect (the "TIA").

Release and Substitution of Property

      Cash proceeds of released property held by the Mortgage Trustee:

      o may be paid to us to reimburse us for the full cost or fair value, whichever be less, of additions or improvements permitted under the Mortgage to be used as the basis for the issuance of additional Mortgage Bonds, without any net earnings requirement;

      o may be paid to us in an amount equal to the principal amount of Mortgage Bonds or certain prior debt bonds purchased, paid, refunded or retired by us and deposited with the Mortgage Trustee;

      o     may be invested in obligations of the United States; or

      o may be utilized by the Mortgage Trustee for the purchase or redemption of Mortgage Bonds at the lowest prices obtainable.

      The Mortgage Trustee must release pledged prior debt bonds of any issue if all prior debt bonds of such issue have been pledged and there is no lien on any of the mortgaged property senior to the lien of the Mortgage but junior to the lien of the prior debt bonds to be released. The Mortgage Trustee must release franchises surrendered and structures removed or abandoned by us pursuant to a legal requirement or an agreement with a state or political subdivision thereof.

      Certain additional provisions as to the release of property are referred to above under "Issuance of Additional Mortgage Bonds" and "Maintenance and Depreciation Provisions."

Defaults

      The following constitute events of default under the Mortgage:

      o default in the payment of the principal of any Mortgage Bonds or prior debt bonds;

      o default, continued for three months, in the payment of interest on any Mortgage Bonds or in the payment of any installment of any sinking fund provided for any series of Mortgage Bonds;

      o default, continued for three months after written notice to us from the Mortgage Trustee or the holders of 5% in principal amount of the outstanding Mortgage Bonds, in the observance or performance of any other covenant or condition in the Mortgage; and

      o the adjudication of us as a bankrupt, the appointment of a receiver for us or our property or the approval of a petition for our reorganization under the Federal Bankruptcy Code, if no appeal from such action is taken within 30 days, or on the same becoming final.

      The holders of 25% in principal amount of the Mortgage Bonds then outstanding (or a majority in principal amount of the Mortgage Bonds of any series in default, if default occurs in payments due with respect to Mortgage Bonds of less than all series) may require the Mortgage Trustee to take all steps needful for the protection and enforcement of the rights of the Mortgage Trustee and of the holders of Mortgage Bonds. The holders of 76% in principal amount of the Mortgage Bonds then outstanding have the right to direct and control the action of the Mortgage Trustee in any judicial or other proceedings to enforce the Mortgage.

      If a default in the payment of principal, interest or sinking fund installment affects exclusively the Mortgage Bonds of one or more series, the holders of a majority of the outstanding Mortgage Bonds of the series so affected may require the Mortgage Trustee to accelerate the maturity of such Mortgage Bonds and also may require the Mortgage Trustee to take other action for the protection of such bondholders.

Certificate of Compliance

      The Mortgage does not require us to furnish to the Mortgage Trustee any periodic evidence as to the absence of default or as to compliance with the terms of the Mortgage. However, pursuant to the provisions of the TIA, we are required to certify to the Mortgage Trustee, not less than annually, our compliance with all conditions and covenants under the Mortgage.

Concerning the Paying Agent

      Wachovia Bank, National Association, Mortgage Trustee, is a paying agent under the Mortgage. We maintain other normal banking relationships with Wachovia Bank, National Association. See "The Mortgage Trustee."


Book-Entry Mortgage Bonds

      Mortgage Bonds of a series may be issued, in whole or in part, in global form (a "Global Security") that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global mortgage bonds may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in the prospectus supplement, Mortgage Bonds that are represented by a Global Security will be issued in denominations of $1,000 and multiples thereof, and will be issued in registered form only, without coupons. Payments of principal of (and premium, if any) and interest, if any, on Mortgage Bonds represented by a Global Security will be made by us to the Mortgage Trustee, and then by such Mortgage Trustee to the depositary.

      We anticipate that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company (the "DTC"), New York, New York, that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any such Global Securities. Additional or differing terms of the depositary arrangements will be described in the prospectus supplement.

      So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole holder of the Mortgage Bonds represented by such Global Security for all purposes under the Mortgage. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have Mortgage Bonds represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Mortgage Bonds in certificated form and will not be considered the owners or holders thereof under the Mortgage. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; such laws may limit the transferability of beneficial interests in a Global Security.

      If (1) DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days following notice to us; (2) we determine, in our sole discretion, not to have any Mortgage Bonds represented by one or more Global Securities, or (3) an event of default under the Mortgage has occurred and is continuing, then we will issue individual Mortgage Bonds in certificated form in exchange for the relevant Global Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Mortgage Bonds in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such Mortgage Bonds in certificated form registered in its name. Unless otherwise provided in the prospectus supplement, Mortgage Bonds so issued in certificated form will be issued in denominations of $1,000 or multiples thereof and will be issued in registered form only, without coupons.

      The following is based on information furnished by DTC and applies to the extent that it is the depositary, unless otherwise provided in the prospectus supplement:

      Registered Owner. The Mortgage Bonds will be issued as fully registered securities in the name of Cede & Co., which is DTC's partnership nominee. The Mortgage Trustee will deposit the Global Securities with the depositary. The deposit with the depositary and registration in the name of Cede & Co. will not change the nature of the actual purchaser's ownership interest in the Mortgage Bonds.

      DTC's Organization. DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of that law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

      DTC is owned by a number of its direct participants and the New York Stock Exchange, the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and some other organizations who directly participate in DTC. Other entities may access DTC's system by clearing transactions through or maintaining a custodial relationship with direct participants. The rules applicable to DTC and its participants are on file with the SEC.

      DTC's Activities. DTC holds securities that its participants deposit with it. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. Doing so eliminates the need for physical movement of securities certificates.

      Participants' Records. Except as otherwise provided in this prospectus or a prospectus supplement, purchases of Mortgage Bonds must be made by or through a direct participant, which will receive a credit for the Mortgage Bonds on the depositary's records. The purchaser's interest is in turn to be recorded on the participants' records. Actual purchasers will not receive written confirmation from the depositary of their purchase, but they generally receive confirmations along with periodic statements of their holdings from the participants through which they entered into the transaction.

      Transfers of interest in the Global Securities will be made on the books of the participants on behalf of the actual purchasers. Certificates representing the interest in Mortgage Bonds will not be issued unless the use of Global Securities is suspended.

      The depositary has no knowledge of the actual purchasers of Global Securities. The depositary's records only reflect the identity of the direct participants, who are responsible for keeping account of their holdings on behalf of their customers.

      Notices Among the Depositary, Participants and Actual Owners. Notices and other communications by the depositary, its participants and the actual purchasers will be governed by arrangements among them, subject to any legal requirements in effect.

      Voting Procedures. Neither DTC nor Cede & Co. will give consents for or vote the Global Securities. The depositary generally mails an omnibus proxy to us just after the applicable record date. That proxy assigns Cede & Co.'s voting rights to the direct participants to whose accounts the Mortgage Bonds are credited at that time.

      Payments. Principal, premium, if any, and interest payments made by us will be delivered to the depositary. DTC's practice is to credit direct participants' accounts on the applicable payment date unless it has reason to believe that it will not receive payment on that date. Payments by participants to actual purchasers will be governed by standing instructions and customary practices, as is the case with securities held for customers in bearer form or registered in "street name." Those payments will be the responsibility of that participant and not the depositary, the Mortgage Trustee or us, subject to any legal requirements in effect at that time.

      We are responsible for payment of principal, interest and premium, if any, to the Mortgage Trustee who is responsible for paying it to the depositary. The depositary is responsible for disbursing those payments to direct participants. The participants are responsible for disbursing payments to the actual purchasers.

      Redemption. Redemption notices will be sent to DTC. If less than all of the Mortgage Bonds of any series is being redeemed, DTC's practice is to reduce by lot the amount of the interests of participants in those Mortgage Bonds.

      Discontinuation of DTC's Services. DTC may discontinue providing its services as securities depositary with respect to the Mortgage Bonds at any time by giving reasonable notice to the Paying Agent or us. Under such circumstances, in the event that a successor securities depositary is not appointed, Mortgage Bond certificates are required to be printed and delivered.

      We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, Mortgage Bonds certificates will be printed and delivered.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that we believe to be reliable, but we take no responsibility for the accuracy thereof.

      Unless stated otherwise in the prospectus supplement, the underwriters or agents with respect to a series of Mortgage Bonds issued as Global Securities will be direct participants in DTC.

      None of any underwriter or agent, the Mortgage Trustee, the Paying Agent or us will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Resignation and Removal of Mortgage Trustee

      The Mortgage Trustee may resign or be removed with respect to one or more series of Mortgage Bonds and a successor Mortgage Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Mortgage Trustee with respect to different series of Mortgage Bonds under the Mortgage, each such Mortgage Trustee shall be a Mortgage Trustee of a trust thereunder separate and apart from the trust administered by any other such Mortgage Trustee, and any action described herein to be taken by the Mortgage Trustee may then be taken by each such Mortgage Trustee with respect to, and only with respect to, the one or more series of Mortgage Bonds for which it is Mortgage Trustee.

The Mortgage Trustee

      We maintain ordinary banking relationships with Wachovia Bank, National Association, including credit facilities and lines of credit. Wachovia Bank, National Association also serves as trustee under the indenture dated December 1, 2000 with respect to our senior unsecured debt securities and under other indentures under which we or our affiliates are the obligors.

                  DESCRIPTION OF THE SECURED MEDIUM-TERM NOTES

      The Secured Medium-Term Notes (the "Secured Medium-Term Notes") will be issued under the Indenture of Trust, dated as of March 1, 1993 (the "Note Indenture"), between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank (National Association)), as trustee (the "Note Trustee"). A copy of the Note Indenture may be inspected at the office of the Note Trustee at 4 Chase MetroTech Center, Brooklyn, N.Y. 11245, or at the office of the SEC, 450 Fifth Street, N.W., Judiciary Plaza Washington, D.C. 20549.

      Except as may otherwise be provided in any applicable prospectus supplement or pricing supplement, each Secured Medium-Term Note will have the following terms and provisions:

General

      The Note Indenture provides that the Secured Medium-Term Notes of any series may be issued at various times, may have differing maturity dates and may bear interest at differing rates. The prospectus supplement relating to each series of Secured Medium-Term Notes will specify the following terms:

      o     the date of issue;

      o the stated maturity date, which will be a date ranging from 1 year to 30 years from the date of issue;

      o     the interest rate;

      o the date(s) on which interest shall be payable and related regular record date(s) if other than as referred to below;

      o     any optional redemption provisions;

      o the purchase price, specified as a percentage of the principal amount thereof;

      o     issuance in book-entry or certificated form; and

      o any other applicable material provisions not otherwise described herein.

      The Secured Medium-Term Notes will be issued in United States dollars in minimum denominations of $1,000 or in any amount in excess thereof that is an integral multiple of $1,000, except that the denomination of any Secured Medium-Term Note issued in the form of a Global Note (as defined herein) will not exceed the maximum amount as may be specified by the Depository (as defined herein) from time to time. Unless otherwise specified in the applicable prospectus supplement, interest will be payable semiannually in arrears on March 1 and September 1 of each year (each, an "Interest Payment Date") and on the stated maturity date or date of earlier redemption (the "Maturity Date") and the regular record date relating to an Interest Payment Date other than the Maturity Date will be February 15 and August 15, respectively (each, a "Regular Record Date").

      We have designated the Note Trustee as the paying agent and registrar of the Secured Medium-Term Notes. The Secured Medium-Term Notes may be transferred or exchanged at the office of the Note Trustee referred to above. No service charge will be made to register any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

      The Note Indenture does not contain any covenant or other provision that specifically is intended to afford the registered holders of the Secured Medium-Term Notes special protection in the event of a highly leveraged or similar transaction.

Interest Rates and Payments

      Each Secured Medium-Term Note shall bear interest from its date of issue at the rate indicated in the applicable prospectus supplement or pricing supplement; provided, however, that the interest rate on any Secured Medium-Term Note shall not exceed 10% per annum. Interest payments will be made on each Interest Payment Date commencing with the first Interest Payment Date following the date of issue; provided, however, that the first payment of interest on any Secured Medium-Term Note originally issued between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on the Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such succeeding Regular Record Date. Each payment of interest will include interest accrued from and including the date of issue or the immediately preceding Interest Payment Date to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

      Interest will be payable on an Interest Payment Date other than the Maturity Date to the registered holder in whose name such Secured Medium-Term
Note is registered at the close of business on the applicable Regular Record Date, while interest payable on the Maturity Date will be payable to the person to whom the principal thereof is payable. If interest on an Interest Payment Date other than the Maturity Date is not timely paid when due, the Note Trustee shall establish a special record date at the time when funds become available for payment of interest on the applicable secured Medium-Term Note, and interest on such secured Medium-Term Note shall be payable to the person in whose name such Secured Medium-Term Note is registered at the close of business on such special record date.

      We anticipate that the Secured Medium-Term Notes will be issued only in the form of one or more Global Notes. The principal of, and premium, if any, and interest on, any Global Note will be paid in the manner described below in "Book-Entry System". We may also issue Secured Medium-Term Notes in certificated form. Interest on any Secured Medium-Term Note issued in certificated form will be payable on an Interest Payment Date other than the Maturity Date by check payable in clearinghouse or similar next-day funds and mailed on such Interest Payment Date to the registered holder entitled thereto at such registered holder's address as it appears as of the close of business on the Regular Record Date relating to such Interest Payment Date in the register for the Secured Medium-Term Notes maintained by the Note Trustee; provided, however, that each registered holder of one or more Secured Medium-Term Notes in an aggregate principal amount of $10,000,000 or more (whether or not having identical or different terms and provisions) will be entitled to receive such payments of interest on such date by wire transfer of immediately available funds to a bank within the continental United States or by direct deposit into the account of such registered holder if such account is maintained with the Note Trustee or any paying agent, provided that appropriate wire transfer instructions have been received by the Note Trustee from such registered holder at least five Business Days (as defined herein) prior to the applicable Interest Payment Date. The principal of, and premium, if any, and interest on, any

Secured Medium-Term Note issued in certificated form which is due on the Maturity Date will be payable in immediately available funds upon presentation and surrender of such secured Medium-Term Note on the Maturity Date at the office of the Note Trustee referred to above.

      If an Interest Payment Date or the Maturity Date for a Secured Medium-Term Note falls on a day that is not a Business Day, principal, premium, if any, and interest payable with respect to such Interest Payment Date or the Maturity Date, as the case may be, will be paid on the next succeeding Business Day, and no interest will accrue with respect to such required payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. "Business Day" means each day other than a Saturday or Sunday which is not a day on which banking institutions or trust companies in The City of New York are obligated or authorized by law or executive order to close.

Mandatory Redemption

      The Secured Medium-Term Notes will be subject to mandatory redemption by us at any time that, pursuant to the provisions of Section 4C of Article Eight of the Mortgage, the proceeds of released property or other moneys held by the Mortgage Trustee are applied to the redemption of the Pledged Bond (as defined herein) that services and secures the particular series of Secured Medium-Term Notes. For purposes of determining which of our Mortgage Bonds are subject to such mandatory redemption, the Mortgage Trustee shall consider the stated annual interest rate of the Pledged Bond and not the weighted average interest rate of the outstanding Secured Medium-Term Notes. The redemption price of the Secured Medium-Term Notes in such cases shall be 100% of the principal amount thereof plus accrued interest to the date fixed for redemption. See "Description of Pledged Bond--Redemption." In case of such redemption, the Note Trustee will give notice of redemption by mail to the registered holders of Secured Medium-Term Notes not less than 30 days nor more than 60 days prior to the date fixed for redemption. If less than all of the Secured Medium-Term Notes of the particular series are to be redeemed, the Note Trustee shall select the particular Secured Medium-Term Notes to be redeemed in such manner as it shall deem appropriate and fair.

Optional Redemption

      The applicable prospectus supplement or pricing supplement will specify the additional terms, if any, upon which the Secured Medium-Term Notes may otherwise be redeemed by us. In such case, the Note Trustee will give notice of redemption by mail to the registered holders of Secured Medium-Term Notes not less than 30 days nor more than 60 days prior to the date fixed for redemption. However, in the event that any premium would be due in connection with any Secured Medium-Term Notes to be called for redemption, the Note Trustee is prohibited from calling such Notes for redemption unless we have deposited with the Note Trustee the amount of the premium that would be due and payable on the date fixed for redemption.

Security

      The Secured Medium-Term Notes will be serviced and secured equally and ratably by one or more series of our Mortgage Bonds (the "Pledged Bond"), in an aggregate principal amount equal to the amount of Secured Medium-Term Notes issued and pledged by us and delivered to the Note Trustee in accordance with the Note Indenture. The Pledged Bond services and secures the payment of the principal of, and interest on, the Secured Medium-Term Notes; provided, however, that the Pledged Bond neither services nor secures any premium due in respect of the Secured Medium-Term Notes. The principal amount of the Pledged Bond deemed outstanding will at all times be equal to the outstanding principal amount of the Secured Medium-Term Notes that it services and secures. The Pledged Bond will be deemed to bear interest corresponding to the required payments of interest in respect of such Secured Medium-Term Notes. Payments of principal and interest in respect of the Secured Medium-Term Notes will constitute payments on the Pledged Bond. The Pledged Bond constitutes one or more separate series of our Mortgage Bonds, all of which are secured by a lien on substantially all of the property owned by us. The registered holders of the Secured Medium-Term Notes will be entitled to the benefits of the security afforded by such lien on such property only upon the occurrence of an event of default under the Mortgage and acceleration of the principal of our First and Refunding Mortgage Bonds in accordance with the Mortgage. Accordingly, upon the occurrence of an Event of Default under the Note Indenture other than one relating to the acceleration of the principal of the Mortgage Bonds in accordance with the Mortgage, the registered holders of the Secured Medium-Term Notes will not be entitled to take any action with respect to the property securing the Pledged Bond. See "Description of the Pledged Bond."

Events of Default

      The Note Indenture provides that the following shall constitute "Events of Default" with respect to any series of Secured Medium-Term Notes:

      o default in the payment of principal of, or premium, if any, on, any Secured Medium-Term Note of any series when due and payable;

      o default in the payment of interest on any Secured Medium-Term Note of any series when due and payable which continues for 30 days;

      o default in the performance or breach of any other covenant or agreement of ours in the Secured Medium-Term Notes of any series or in the Note Indenture and the continuation thereof for 60 days after written notice to us as provided in the Note Indenture;

      o the occurrence of an event of default under the Mortgage and acceleration of the principal of our Mortgage Bonds in accordance with the Mortgage; and

      o     certain events of bankruptcy, insolvency or reorganization.

      If an Event of Default, other than one relating to an event of default under the Mortgage, occurs and is continuing, either the Note Trustee or the registered holders of a majority in aggregate principal amount of the outstanding Secured Medium-Term Notes of such series may declare the principal amount of all Secured Medium-Term Notes of such series to be due and payable immediately. At any time after an acceleration of the Secured Medium-Term Notes of such series has been declared, but before a judgment or decree for the immediate payment of the principal amount of such Secured Medium-Term Notes has been obtained and so long as all of our Mortgage Bonds have not been accelerated, the registered holders of a majority in aggregate principal amount of the outstanding Secured Medium-Term Notes of such series may, under certain circumstances, rescind and annul such acceleration and its consequences. If an Event of Default relating to the acceleration of the principal of the Mortgage Bonds in accordance with the Mortgage occurs, the principal of all of the Secured Medium-Term Notes, together with interest accrued thereon, shall become due and payable immediately without the necessity of any action by the Note Trustee or the holders of any Secured Medium-Term Notes; provided, however, that a rescission and annulment of the declaration that our Mortgage Bonds outstanding under the Mortgage be due and payable prior to their stated maturities shall constitute a waiver of such Event of Default and of its consequences.

      The Note Indenture contains a provision entitling the Note Trustee, subject to the duty of the Note Trustee during default to act with the required standard of care, to be indemnified by the registered holders of the Secured Medium-Term Notes of any series before proceeding to exercise any right or power under the Note Indenture with respect to such series at the request of such registered holders. The Note Indenture provides that no registered holders of Secured Medium-Term Notes of any series may institute any proceedings, judicial or otherwise, to enforce the Note Indenture except in the case of failure of the Note Trustee, for 60 days, to act after it has received a written request to enforce such Note Indenture by the registered holders of at least 25% in aggregate principal amount of the then outstanding Secured Medium-Term Notes of such series and an offer of reasonable indemnity. This provision will not prevent any registered holder of Secured Medium-Term Notes from instituting any proceedings to enforce payment of the principal thereof (and premium, if any) and interest thereon at the respective due dates thereof. The registered holders of a majority in aggregate principal amount of the Secured Medium-Term Notes of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Note Trustee or exercising any trust or power conferred on it with respect to the Secured Medium-Term Notes of such series, provided that such direction shall not be in conflict with any rule of law or with the Note Indenture or the Secured Medium-Term Notes of any series, shall not involve the Note Trustee in personal liability and shall not be unjustly prejudicial to registered holders of the Secured Medium-Term Notes of such series not joining therein. See "Voting of Pledged Bond."

      The Note Indenture provides that the Note Trustee, within 90 days after the occurrence of a default with respect to any series of Secured Medium-Term Notes, is required to give the registered holders of the Secured Medium-Term Notes of such series notice of such default, unless such default has been waived or cured, but, except in the case of default in the payment of principal of, or premium, if any, or interest on, any Secured Medium-Term Note of any series, the Note Trustee may withhold such notice if it determines in good faith that it is in the interest of such registered holders to do so.

Certificate of Compliance

      Pursuant to the TIA, we are required to certify to the Note Trustee, not less than annually, our compliance with all conditions and covenants under the
Note Indenture.

Voting of Pledged Bond

      The Note Trustee, as the holder of the Pledged Bond pledged by us in accordance with the Note Indenture, shall attend any meeting of bondholders under the Mortgage as to which it receives due notice. Either at such meeting, or otherwise where any action, amendment, modification, waiver or consent to or in respect of the Mortgage or the Pledged Bond issued under the Mortgage (sometimes referred to as a "proposed action") is sought without a meeting, the Note Trustee shall vote each series of Pledged Bond held by it as described below. The Note Trustee may agree to any proposed action without the consent of or notice to the registered holders of Secured Medium-Term Notes of any series where such proposed action would not adversely affect the registered holders of such series of Secured Medium-Term Notes. In the event that any proposed action would adversely affect the registered holders of any series of outstanding Secured Medium-Term Notes, the Note Trustee shall not vote the Pledged Bond that services and secures such series of Secured Medium-Term Notes without notice to and the approval of the registered holders of Secured Medium-Term Notes of such series as follows: (a) if the proposed action does not affect any of our Mortgage Bonds outstanding under the Mortgage other than one or more series of Pledged Bond, the Note Trustee may vote each series of Pledged Bonds held by it only with approval of the registered holders of at least a majority in aggregate principal amount of the outstanding Secured Medium-Term Notes of each series serviced and secured by that series of Pledged Bonds which would be affected by the proposed action; or (b) if the proposed action affects our Mortgage Bonds outstanding under the Mortgage in addition to the Pledged Bond held by the Note Trustee, the Note Trustee shall deliver notice of the proposed action to the registered holders of each series of Secured Medium-Term Notes requesting their response and, if the registered holders of at least 25% in aggregate principal amount of the outstanding Secured Medium-Term Notes affected by the proposed action respond, the Note Trustee shall vote all of the Pledged Bond proportionately in accordance with the directions received from the responding registered holders, provided that if the registered holders of at least a majority in aggregate principal amount of the outstanding Secured Medium-Term Notes affected by the proposed action respond with the same direction, the Note Trustee shall vote all of the Pledged Bond in accordance with such direction, and provided further that if the registered holders of less than 25% in aggregate principal amount of the outstanding Secured Medium-Term Notes affected by the proposed action respond in accordance with such procedure, the Note Trustee shall vote an equivalent portion (in principal amount) of the Pledged Bond proportionately in accordance with the directions so received and shall not vote the remaining Pledged Bond. Notwithstanding the foregoing, the Note Trustee shall not, without unanimous consent of the registered holders of outstanding Secured Medium-Term Notes of any series, consent to any proposed action which would (i) decrease the amount payable on any Pledged Bond held by the Note Trustee, (ii) change the Interest Payment Dates or the Maturity Dates of any Pledged Bond, or (iii) require unanimous consent of the holders of the Mortgage Bonds outstanding under the Mortgage.

Consolidation, Merger and Transfer of Assets

      Under the Note Indenture, we may not consolidate with or merge into any corporation, or transfer our properties or assets substantially as an entirety to any person, unless:

      o the successor corporation or transferee is a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and expressly assumes our obligations in the Secured Medium-Term Notes and the Note Indenture;

      o after giving effect to the transaction, no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default shall have occurred and be continuing; and

      o     certain other conditions are met.


Modification and Waiver

      Modifications of and amendments to the Note Indenture may be made by us and the Note Trustee with the consent of the registered holders of a majority in aggregate principal amount of the outstanding Secured Medium-Term Notes of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the registered holder of each outstanding Secured Medium-Term Note affected thereby:

      o change the stated maturity date of the principal of, or reduce the rate or extend the time of payment of interest on, any Secured Medium-Term Note;

      o reduce the principal amount of, or any premium on, any Secured Medium-Term Note;

      o change the place or currency of payment of the principal of (or premium, if any) or interest on any Secured Medium-Term Note;

      o change the date on which any Secured Medium-Term Note may be redeemed;

      o impair the right to institute suit for the enforcement of any required payment on or with respect to any Secured Medium-Term Note;

      o impair the security interest under the Note Indenture in any Pledged Bond; or

      o reduce the percentage of the aggregate principal amount of the outstanding Secured Medium-Term Notes of any series the consent of whose registered holders is required for modification or amendment of the Indenture or for waiver of certain defaults except to increase such percentage or to provide that certain other provisions of the Note Indenture cannot be modified or waived without the consent of the registered holder of each outstanding Secured Medium-Term Note affected thereby.

      The Note Indenture also contains provisions permitting us and the Note Trustee, without the consent of any registered holders of Secured Medium-Term Notes, to enter into supplemental indentures, in form satisfactory to the Note Trustee, for any of the following purposes:

      o to evidence the succession of another corporation to us and the assumption by such successor of our obligations and covenants in the
            Note Indenture and the Secured Medium-Term Notes;

      o to add to our covenants for the benefit of the registered holders of all or any series of Secured Medium-Term Notes (and if such covenants are to be for the benefit of less than all series of Secured Medium-Term Notes, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power herein conferred upon us;

      o to change or eliminate any of the provisions of the Note Indenture, provided that any such change or elimination shall become effective only when there is no Secured Medium-Term Note outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

      o to establish the form or terms of Secured Medium-Term Notes of any series as otherwise permitted by the Note Indenture;

      o     to evidence and provide for the acceptance of appointment under the
            Note Indenture by a successor Note Trustee with respect to the Secured Medium-Term Notes and to add to or change any of the provisions of the Note Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Note Trustee;

      o     to cure any ambiguity, to correct or supplement any provision in the
            Note Indenture which may be defective or inconsistent with any other provision of the Note Indenture, or to make any other provisions with respect to matters or questions arising under the Note Indenture which shall not be inconsistent with any provision of the
            Note Indenture, provided such other provisions shall not adversely affect the interests of the registered holders of Secured Medium-Term Notes of any series in any material respect;

      o to modify, eliminate or add to the provisions of the Note Indenture to such extent as shall be necessary to effect the qualification of the Note Indenture under the TIA or under any similar federal statute and to add to the Note Indenture such other provisions as may be expressly required under the TIA;

      o to grant to or confer upon the Note Trustee for the benefit of the registered holders of one or more series of Secured Medium-Term Notes any additional rights, remedies, powers or authority;

      o     to permit the Note Trustee to comply with the law;

      o to define or specify the duties, responsibilities and relationships of and among the Note Trustee and any authenticating or paying agent; or

      o to make any other change that is not prejudicial, in our judgment, to the Note Trustee or the registered holders of any Secured Medium-Term Notes.

      The registered holders of a majority in aggregate principal amount of the Secured Medium-Term Notes of any series may, on behalf of all registered holders of the Secured Medium-Term Notes of such series, waive any past default or Event of Default except

      o with respect to an Event of Default relating to an event of default under the Mortgage,

      o a default in the payment of principal of, or premium, if any, or interest on, any Secured Medium-Term Note of such series, or

      o a default in respect of a covenant or provision the modification or amendment of which would require the consent of the registered holder of each outstanding Secured Medium-Term Note affected thereby.

Satisfaction and Discharge

      The Note Indenture provides that we will be discharged from any and all obligations in respect of any series of Secured Medium-Term Notes (except for certain obligations such as obligations to register the transfer or exchange of Secured Medium-Term Notes of such series, replace stolen, lost or mutilated Secured Medium-Term Notes of such series and maintain paying agencies) if, among other things, we irrevocably deposit with the Note Trustee, in trust for the benefit of registered holders of Secured Medium-Term Notes of such series, money or United States government obligations, or any combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to make all payments of principal of, and premium, if any, and interest on, the Secured Medium-Term Notes of such series on the dates such payments are due in accordance with the terms of the Note Indenture and the Secured Medium-Term Notes of such series. Thereafter, the registered holders of Secured Medium-Term Notes of such series must look only to such deposit for payment of the principal of, and premium, if any, and interest on, Secured Medium-Term Notes of such series.

Concerning the Note Trustee

      We maintain ordinary banking relationships with JP Morgan Chase Bank, the Note Trustee, including credit facilities and lines of credit.

Book-Entry System

      The Secured Medium-Term Notes may be issued in whole or in part in global form (a "Global Note") which will be deposited with, or on behalf of, DTC (the "Depository") and registered in the name of the Depository's nominee. A Global Note may represent one or more Secured Medium-Term Notes of the same series, provided that all Secured Medium-Term Notes represented by a Global Note will bear interest at the same rate and have the same date of issue, stated maturity date, optional redemption terms, if any, and other variable terms. Except as set forth below, a Global Note may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of such successor. For more information on the Depository, see "Description of the Mortgage Bonds--Book-Entry Mortgage Bonds".


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                         DESCRIPTION OF THE PLEDGED BOND

      One Pledged Bond will be issued under and secured by the Mortgage with respect to each series of Medium-Term Notes. For a description of the Mortgage, see "Description of the Mortgage Bonds." Each Pledged Bond will constitute a series of our Mortgage Bonds.

      The Pledged Bond will be issued initially to the Note Trustee and will be issuable only in fully registered form in any denomination authorized by us. The Pledged Bond will be transferable and the several denominations thereof will be exchangeable for Bonds of other authorized denominations but of the same series and aggregate principal amount, upon compliance with the applicable provisions of the Mortgage. No service charge will be made for any such transfer or exchange, but we may require payment of a sum, sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

Interest, Maturity and Payment

      Interest on the Pledged Bond shall accrue at a fixed rate per annum stated in the applicable prospectus supplement computed on the basis of a 360-day year of twelve 30-day months and shall be payable semi-annually in arrears on March 1 and September 1 of each year, subject to receipt of certain credits against principal and interest and such obligations as set forth below.

      In addition to any other credit, payment or satisfaction to which we are entitled with respect to the Pledged Bond, we shall be entitled to credits against amounts otherwise payable in respect of the Pledged Bond in an amount corresponding to

      o the principal amount of any of our Secured Medium-Term Notes issued under the Note Indenture secured thereby surrendered to the Note Trustee by us, or purchased by the Note Trustee, for cancellation,

      o the amount of money held by the Note Trustee and available and designated for the payment of principal or redemption price (other than premium) of, and/or interest on, the Secured Medium-Term Notes secured thereby, regardless of the source of payment to the Note Trustee of such moneys and

      o the amount by which principal of and interest due on the Pledged Bond exceeds principal of and interest due on the Secured Medium-Term Notes secured thereby. The Note Trustee shall make notation on the Pledged Bond of any such credit.

Redemption

      The Pledged Bond shall be subject to redemption prior to maturity under the conditions and upon payment of the amounts as may be specified in the following conditions:

      o at any time in whole or in part at our option upon receipt by the Mortgage Trustee of written certification by us and the Note Trustee that the principal amount of the Secured Medium-Term Notes then outstanding under the Note Indenture is not in excess of such principal amount of the Pledged Bond as shall remain pledged to the Note Trustee after giving effect to such redemption; or

      o at any time by the application of any proceeds of released property or other money held by the Mortgage Trustee and which, pursuant the Mortgage, are applied to the redemption of the Pledged Bond, upon payment of 100% of the principal amount thereof, together with interest accrued to the redemption date, provided that any such payment shall be subject to receipt by us of certain credits against such obligations as set forth above.

                              PLAN OF DISTRIBUTION

Mortgage Bonds

      We may sell the Mortgage Bonds through competitive bidding procedures set forth in our Statement of Terms and Conditions Relating to Bids for New First and Refunding Mortgage Bonds (the "Terms and Conditions") filed as Exhibit 1-2a to the registration statement of which this prospectus constitutes a part. Written notice of bidding for any series of Mortgage Bonds will be provided, in accordance with the Terms and Conditions, to prospective bidders or, in the case of a group of bidders, to the representative of the group, who have notified us that they intend to submit a bid and wish to be provided with notice of the time and date of bidding, at least twenty-four hours prior to the time designated for the opening of bids for a new series or issue of Mortgage Bonds. Such notice will advise bidders of:

      o     the date and time for receipt of bids,

      o whether bids will be received in writing, by telephone confirmed in writing or either in writing or by telephone confirmed in writing,

      o the principal amount of the particular series or issue of the Mortgage Bonds,

      o     the series designation of the Mortgage Bonds,

      o the minimum and maximum percentages of principal amount which may be specified in the bid as the purchase price for the Mortgage Bonds,

      o     the term of the Mortgage Bonds,

      o the terms and conditions upon which such Mortgage Bonds may be redeemed, either at our option, pursuant to any sinking fund or otherwise, and

      o such other provisions that we may set to establish the terms and conditions of the Mortgage Bonds and the terms of the bidding therefore.

      Thereafter, we may also notify such bidders, orally, confirmed in writing, not less than 30 minutes prior to the time designated for receiving bids, of any reduced principal amount of the Mortgage Bonds for which we may elect to receive bids.

      Upon the acceptance of a bid for a series or issue of the Mortgage Bonds, a Purchase Agreement, substantially in the form of Exhibit 1-2b to the registration statement of which this prospectus constitutes a part, will become effective providing for the issuance and sale of such Mortgage Bonds pursuant to a firm commitment underwriting on the terms set forth therein.

      Alternatively, we may sell the Mortgage Bonds for resale to investors without utilizing the competitive bidding procedures referred to above.

      The prospectus supplement will set forth the terms of the offering of the particular series or issue of Mortgage Bonds to which such prospectus supplement relates, including, as applicable:

      o the name or names of the underwriters with whom we have entered into the Purchase Agreement;

      o     the initial public offering or purchase price of such Mortgage
            Bonds;

      o any underwriting discounts, commissions and other items constituting underwriters' compensation from us and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers;

      o     the net proceeds to us; and

      o the securities exchanges, if any, on which such Mortgage Bonds will be listed.

Secured Medium-Term Notes

      If we sell Secured Medium-Term Notes, we will offer them on a continuing basis through such agents as we shall designate, each of which will be required to agree to use its reasonable best efforts to solicit purchases of the Secured Medium-Term Notes. The Secured Medium-Term Notes may also be sold to an agent as principal for reoffering as described below. We will have the sole right to accept offers to purchase Secured Medium-Term Notes and may reject any proposed purchase of Secured Medium-Term Notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of Secured Medium-Term Notes through it in whole or in part. We will pay a commission to an agent, depending upon maturity, at the rate or rates stated in the applicable prospectus supplement for each Secured Medium-Term Note sold through such agent.

      Unless otherwise specified in the applicable prospectus supplement, any Secured Medium-Term Note sold to an agent as principal will be purchased by such agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission applicable to any agency sale of a Secured Medium-Term


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

Note of identical maturity. Such Secured Medium-Term Note may be resold by the agent to investors and other purchasers from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale or may be resold to certain dealers. Resales of Secured Medium-Term Notes by an agent to a dealer may be made at a discount, which will not be in excess of the discount to be received by such agent from us. After the initial public offering of Secured Medium-Term Notes to be resold to investors and other purchasers on a fixed public offering price basis, the public offering price, concession and discount may be changed.

General Information

      Underwriters, dealers and agents that participate in the distribution of the Mortgage Bonds or Secured Medium-Term Notes may be underwriters, as defined in the Securities Act, and any discounts, concessions or commissions that we pay them and any profit on their resale of the Mortgage Bonds or Secured Medium-Term Notes offered by this prospectus may be treated as underwriting discounts, concessions and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents who participate in the sale of Mortgage Bonds or Secured Medium-Term Notes to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

      The Mortgage Bonds or Secured Medium-Term Notes of a series, when first issued, will have no established trading market. Any underwriters or agents to or through whom we sell Mortgage Bonds or Secured Medium-Term Notes of a series for public offering and sale may make a market in such securities, but will not be obligated to do so and could stop doing so at any time without notice. We cannot assure you that a market for any series of Mortgage Bonds or Secured Medium-Term Notes we issue will develop or be maintained or be liquid.

      If we indicate in a prospectus supplement, we will authorize underwriters or our agents to solicit offers by certain institutional investors to purchase Mortgage Bonds or Secured Medium-Term Notes from us which will be paid for and delivered on a future date specified in the prospectus.

                                 LEGAL OPINIONS

      The legality of the Mortgage Bonds and Secured Medium-Term Notes will be passed on for us by James T. Foran, Esquire, our General Corporate Counsel, or
R. Edwin Selover, Esquire, our Senior Vice President and General Counsel, who may rely on the opinion of Ballard Spahr Andrews & Ingersoll, LLP, of Philadelphia, Pennsylvania, as to matters of Pennsylvania law. Sidley Austin Brown & Wood LLP, New York, New York, will act as counsel for any prospective bidders, underwriters, agents or dealers and may rely on the opinion of Mr. Foran or Mr. Selover as to matters of New Jersey law and on the opinion of Ballard Spahr Andrews & Ingersoll, LLP as to matters of Pennsylvania law. Messrs. Foran and Selover are also employees of our affiliate, PSEG Services Corporation.

      Mr. Foran and Mr. Selover have each reviewed the statements in this prospectus as to the lien of the Mortgage securing the Mortgage Bonds under "Description of the Mortgage Bonds -- Lien and Security" (except insofar as they relate to the lien of the Mortgage on our property located in Pennsylvania). Such statements insofar as they relate to the lien of the Mortgage on our property located in Pennsylvania have been reviewed by Ballard Spahr Andrews & Ingersoll, LLP. The statements as to liens and encumbrances on our property are based in part on title insurance policies and reports and searches obtained from companies engaged in the business of insuring title to real estate in New Jersey and from a company engaged in the business of insuring title to real estate in Pennsylvania, and on certificates or opinions of local counsel in Pennsylvania deemed by Ballard Spahr Andrews & Ingersoll, LLP to be reliable and competent. All the statements made or referred to in this paragraph, as to matters of law and legal conclusions, are made in reliance on the authority of Mr. Foran or Mr. Selover, as the case may be, and of Ballard Spahr Andrews & Ingersoll, LLP, respectively, as experts.


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

                                     EXPERTS

      The consolidated financial statements and the related consolidated financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                        $

                                  [LOGO]PSE&G
                     Public Service Electric and Gas Company

                       First and Refunding Mortgage Bonds
                             Floating Rate Series B
                               due March   , 2010

                                   ----------
                             Prospectus Supplement
                              Dated March   , 2008
                                   ----------

                                Barclays Capital

                                   Co-Managers

Mizuho Securities USA Inc.                                   UBS Investment Bank